Exhibit 99

NEWS RELEASE	Hyster-Yale Materials Handling, Inc.
5875 Landerbrook Drive, Suite 300 • Cleveland, Ohio 44124-4069
Tel. (440) 449-9600 • Fax (440) 449-9577

FOR FURTHER INFORMATION, CONTACT:
Christina Kmetko	For Immediate Release
(440) 229-5168	Friday, November 3, 2017

HYSTER-YALE MATERIALS HANDLING, INC.
ANNOUNCES THIRD QUARTER 2017 RESULTS

Quarter Highlights:

•	Lift Truck revenues increased 9.6% over Q3 2016. Lift Truck shipments increased 8.4%.

•	Strong Q3 2017 bookings and ending backlog

•	Bolzoni revenues increased 22.4% over Q3 2016

•	Nuvera operating loss of $8.1 million decreased from both Q2 2017 and Q3 2016

Cleveland, Ohio, November 3, 2017 - Hyster-Yale Materials Handling, Inc. (NYSE: HY) today announced consolidated net income of $16.5 million, or $1.00 per diluted share, and consolidated revenues of $691.1 million for the third quarter of 2017 compared with consolidated net income of $12.3 million, or $0.75 per diluted share, and consolidated revenues of $629.3 million for the third quarter of 2016. Consolidated operating profit was $17.9 million for the third quarter of 2017 compared with $5.4 million for the third quarter of 2016. The 2016 operating profit includes $2.6 million of unfavorable one-time purchase accounting adjustments related to the acquisition of Bolzoni. The third-quarter 2017 net income includes discrete tax benefits of $4.9 million compared with discrete tax benefits of $5.1 million in the third quarter of 2016. Both third quarters reflect the normal seasonal plant shutdown and costs associated with customary third quarter production schedules at the Company's manufacturing plants.
For the nine months ended September 30, 2017, the Company reported consolidated net income of $51.0 million, or $3.09 per diluted share, and revenues of $2.1 billion compared with consolidated net income of $30.6 million, or $1.86 per diluted share, and revenues of $1.9 billion for the first nine months of 2016. Operating profit was $59.6 million for the first nine months of 2017 compared with $26.5 million for the first nine months of 2016. The 2016 consolidated operating profit includes $6.1 million of acquisition costs, primarily related to the Bolzoni acquisition, and $2.7 million of unfavorable one-time Bolzoni purchase accounting adjustments.
EBITDA for the third quarter of 2017 and the trailing twelve months ended September 30, 2017, was $30.5 million and $120.4 million, respectively. EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure related to operating results. For reconciliations from GAAP results to non-GAAP results, see page 9.
The Company's cash position was $238.2 million as of September 30, 2017 compared with $43.2 million as of December 31, 2016 and $239.9 million as of June 30, 2017. Debt as of September 30, 2017 was $294.1 million compared with $211.2 million at December 31, 2016 and $300.4 million as of June 30, 2017.

Consolidated cash flow before financing activities is expected to be a use of cash in the fourth quarter of 2017 and is a substantial increase from the fourth quarter of 2016 after adjusting for the unfavorable effect of an unplanned systems-related acceleration of supplier payments in December 2016. Excluding the favorable effect the 2016 unplanned acceleration of payments had on the first quarter of 2017, consolidated cash flow before financing activities is expected to be positive and increase significantly in 2018 compared with 2017.

Lift Truck Results
The Lift Truck business reported net income of $19.7 million and revenues of $652.3 million for the third quarter of 2017 compared with net income of $21.9 million and revenues of $594.9 million for the third quarter of 2016. Lift truck operating profit was $24.1 million for the third quarter of 2017 compared with $20.5 million for the third quarter of 2016.
Consolidated worldwide new unit shipments increased to approximately 22,000 units in the third quarter of 2017 from approximately 20,300 units in the third quarter of 2016.
Third-quarter 2017 bookings were approximately 21,800 units, or approximately $520 million, compared with approximately 20,400 units, or approximately $480 million, in the third quarter of 2016. Worldwide backlog was approximately 35,100 units, or approximately $860 million, at September 30, 2017 compared with approximately 30,600 units, or approximately $730 million, at September 30, 2016 and approximately 35,300 units, or approximately $820 million, at June 30, 2017.
For the nine months ended September 30, 2017, the Lift Truck business reported net income of $65.8 million and revenues of $2.0 billion compared with net income of $48.7 million and revenues of $1.8 billion for the nine months ended September 30, 2016. Lift truck shipments increased to approximately 67,500 units in the first nine months of 2017 from approximately 61,900 units in the first nine months of 2016.
Americas - Third Quarter Results
Revenues in the Americas segment, which includes the North America, Latin America and Brazil markets, increased 9.0% to $447.8 million in the third quarter of 2017 from $410.7 million in the third quarter of 2016, primarily as a result of an increase in unit shipments of higher-priced trucks, less deal-specific pricing and an increase in parts sales. Unit shipments increased by approximately 300 units over the third quarter of 2016, primarily driven by North America. Revenues increased as a result of increased sales of Class 5 internal combustion engine lift trucks, including the new standard truck and Big Trucks, and Class 1 and Class 2 electric trucks, partially offset by lower sales of Class 4 trucks.
Operating profit in the Americas increased to $27.8 million in the third quarter of 2017 compared with $23.4 million in the prior year quarter as a result of improved gross profit of $10.8 million, partially offset by increased operating expenses, primarily higher employee-related, marketing and product development costs. The improvement in gross profit was primarily the result of increased unit volumes and improved pricing, net of material cost inflation.
The transitions of the design responsibility for the next generation of battery box replacements (BBRs) and sales, marketing and product support responsibility for the fuel cell battery box replacements from Nuvera to the Americas Lift Truck business have been completed. At this time, the Lift Truck sales team is focused on applications where the current range of battery box replacements will meet the needs of customers in its core industry segments.

Americas - Outlook
As it was in the first half of the year, growth in the Americas market in the third quarter of 2017 continued to be stronger than originally anticipated, and that growth is expected to continue in the fourth quarter of 2017. Unit shipments and unit and parts revenues are expected to increase in the fourth quarter of 2017 compared with the fourth quarter of 2016 as a result of the strong 2017 market and an increase in sales of higher-priced Class 5 internal combustion engine trucks, Class 1 electric trucks and Class 3 warehouse trucks.
Fourth-quarter 2017 operating profit in the Americas is expected to increase substantially compared with the fourth quarter of 2016. This anticipated improvement is expected to be driven by an increase in sales volumes of higher-priced Class 5 internal combustion engine trucks, including Big Trucks, as well as an expected improvement in product pricing, partially offset by material cost inflation and higher operating expenses.
In 2018, the Company expects the Americas market to continue to grow but at a more moderate rate than in 2017. In this market environment, 2018 revenues and parts sales are expected to increase over 2017 more than the market due to anticipated market share gains. Full-year 2018 operating profit is expected to be comparable to 2017. An increase in sales of higher-priced units, as well as the favorable effect of anticipated price increases, net of material cost inflation, are expected to be offset by higher operating expenses and an increase in costs associated with the marketing and sale of battery box replacement units along with the start of manufacturing of the 14- and 18-inch BBRs at the Greenville, North Carolina plant in the second half of 2018. These new BBR models are being developed to be used in many high-density warehouse applications.

EMEA - Third Quarter Results
Revenues in the EMEA segment, which includes operations in the Europe, Middle East and Africa markets, increased 20.0% to $165.6 million in the third quarter of 2017 from $138.0 million in the third quarter of 2016. The revenue increase was driven by an approximately 1,400 unit increase in shipments, predominantly resulting from an increase in shipments of Class 1 electric-rider trucks and Class 3 warehouse trucks, as well as shipments of the new Class 5 internal combustion engine standard truck. Favorable currency movements of $7.3 million from the translation of sales into U.S. dollars also contributed to the revenue increase.
EMEA's operating loss decreased to $1.1 million in the third quarter of 2017 from a loss of $1.4 million in the third quarter of 2016. Benefits realized in gross profit from favorable currency movements of $6.7 million and higher unit sales were mostly offset by unfavorable material costs, a shift in sales mix to lower-priced, lower-margin products and an increase in operating expenses. Although EMEA's operating loss improved, in the third quarter of 2017 EMEA reported a net loss compared with net income in 2016 as the prior year third quarter net income included a $3.2 million tax benefit that did not reoccur in 2017.

EMEA - Outlook
Markets in the EMEA segment are expected to continue to grow in the fourth quarter of 2017 compared with the prior year period, but at a more moderate rate than in the fourth quarter of 2016 and first nine months of 2017. Unit revenues are expected to increase substantially in the fourth quarter of 2017 primarily as a result of the overall market conditions, as well as an expected increase in sales of Class 1 electric counterbalanced trucks and Class 2 and 3 electric warehouse trucks. In addition, anticipated benefits from favorable current currency rates are expected to contribute to the revenue increase.
Operating profit in the fourth quarter of 2017 is expected to be comparable to 2016. The anticipated favorable impact of improvements in unit revenues and related production efficiencies from the higher units, as well as benefits expected from the weakening U.S. dollar are anticipated to be offset by material cost inflation and higher operating expenses.

In 2018, the EMEA markets are expected to grow modestly. As a result of these market conditions, anticipated market share gains and the favorable effect of anticipated price increases, unit revenues are expected to increase in 2018. Anticipated benefits from favorable current currency rates are also expected to contribute to the revenue increase. Operating profit in the EMEA segment is also expected to increase in 2018 compared with 2017 as a result of benefits expected from currency movements, specifically the weakening U.S. dollar, higher sales volumes and favorable pricing, net of moderating material costs, partially offset by higher operating expenses.

JAPIC - Third Quarter Results
Revenues in the JAPIC segment, which includes operations in the Asia and Pacific markets, including China, decreased to $38.9 million in the third quarter of 2017 from $46.2 million in the third quarter of 2016. Revenues decreased primarily due to a decrease in unit shipments of higher-priced, higher-capacity lift trucks, predominantly Big Trucks.
JAPIC generated an operating loss of $2.6 million in the third quarter of 2017 compared with an operating loss of $1.5 million in the third quarter of 2016. The higher operating loss was primarily the result of higher operating expenses as the Company continues to execute its strategic initiatives.

JAPIC - Outlook
For the fourth quarter of 2017, the JAPIC market is expected to continue to grow, driven primarily by China, but at a more moderate rate than in the prior year and first nine months of 2017. In this market environment, revenues and operating results are expected to improve during the fourth quarter of 2017 compared with the fourth quarter of 2016. This improvement is expected to be driven by increased unit volumes and a shift in mix to higher-margin Class 5 internal combustion engine trucks, including Big Trucks, Class 1 counter-balanced electric trucks and Class 2 warehouse trucks.
In 2018, the JAPIC market is expected to decline modestly, driven by China. However, as a result of the continued implementation of the Company's strategic initiatives, revenues and operating results are expected to improve compared with 2017, with higher employee-related expenses expected to partly offset the improvement in operating results.

Overall Lift Truck Outlook
Hyster-Yale remains focused on gaining market share in its Lift Truck business through the continued implementation of its key strategic initiatives of understanding customer needs, providing the lowest cost of ownership over the life-cycle of the truck, enhancing its independent distribution, increasing its warehouse market position, increasing the Company's success in the Asia markets, increasing its Big Truck market position, strengthening its sales and marketing organization, and leveraging its solutions and technology drivers.
To meet customer needs, the Company is developing new products in many segments that are expected to support its market share growth.  In April 2017, the Company launched its new ReachStacker Big Truck model dedicated solely to container-handling applications in defined markets. This product has been well-received and is gaining traction. In October 2017, production began on a new 11-ton empty container handler Big Truck with a taller mast for higher stacking capabilities. The Company is also working with a customer to test a 52-ton Big Truck powered by a lithium-ion battery. In EMEA, the Company launched a new Class 3 electric stacker, warehouse truck with a platform for the driver in the 2017 third quarter, and, in early 2018, expects to introduce new Class 3 warehouse products in the Americas and new Class 1 electric counterbalanced trucks in EMEA. In addition to the lithium-ion Big Truck, the Company is testing an 8-9 ton high-performance, lithium-ion counterbalanced truck in EMEA. These new products, as well as those recently launched and the introduction of other new products in the pipeline, including trucks with new Nuvera BBRs, are expected to help increase market share, improve revenues and enhance operating margins.
The global lift truck market has remained strong throughout 2017 and is expected to continue to be strong through the end of the year. With this stronger than expected market, the Company has focused on a carefully paced ramp up in production and achievement of price goals, while maintaining a healthy backlog to manage production efficiencies.
Unit shipments and unit and parts revenues in the Lift Truck business are expected to increase during the fourth quarter of 2017 compared with the same period in 2016. Lift Truck operating profit is also expected to increase in the fourth quarter of 2017 compared with the fourth quarter of 2016, but net income is expected to be comparable to 2016. The increase in operating profit is primarily driven by higher revenues and anticipated benefits from favorable current currency rates, partly offset by higher operating costs and material cost inflation, net of price increases. Higher interest expense and a higher effective income tax rate are expected to offset the fourth quarter operating profit improvements.
The Company anticipates that commodity costs will continue to increase in the fourth quarter of 2017 from 2016 levels, but will moderate in 2018, although these markets, particularly steel, remain volatile and sensitive to changes in the global economy. The Company will continue to monitor these closely and adjust pricing accordingly.
Global markets in 2018 are expected to be comparable to 2017. The Company anticipates that benefits from expected unit and parts revenue increases driven by continued investments in the Company's strategic initiatives will be partially offset by higher operating expenses and moderating material cost inflation, resulting in a moderate increase in operating profit in 2018 compared with 2017. However, net income in 2018 is expected to decrease modestly from 2017 as a result of higher interest expense and a higher effective income tax rate, as well as the absence of tax benefits recognized in 2017 that are not expected to reoccur.

Bolzoni Results
Bolzoni reported net income of $1.9 million and revenues of $44.3 million for the third quarter of 2017 compared with a net loss of $2.0 million and revenues of $36.2 million for the third quarter of 2016. Bolzoni's operating profit was $2.1 million for the third quarter of 2017 compared with an operating loss of $2.5 million for the third quarter of 2016. Operating profit (loss) for the third quarters of 2017 and 2016 includes $1.4 million and $1.7 million, respectively, of pre-tax expenses related to the amortization of acquired assets. The third-quarter 2016 operating loss also included $2.6 million of one-time purchase accounting adjustments.
Revenues increased as a result of higher sales volumes driven by the Americas and EMEA markets, in part due to increased sales to the Lift Truck business.
Operating profit and net income improved in 2017 compared with 2016, primarily as a result of the absence of the one-time purchase accounting adjustments in 2016, the improvement in revenues and higher productivity, despite the normal third-quarter seasonal plant shutdown.
For the nine months ended September 30, 2017, Bolzoni reported net income of $3.3 million and revenues of $127.8 million compared with a net loss of $1.9 million and revenues of $75.1 million for the nine months ended September 30, 2016. Bolzoni was acquired during the second quarter of 2016. As a result, the revenues and net loss for the nine months ended September 30, 2016 represent only two quarters of results. Operating profit (loss) for the nine months ended September 30, 2017 and 2016 includes $4.3 million and $3.5 million, respectively, of pre-tax expenses related to the amortization of acquired assets. The 2016 operating loss also included $2.7 million of unfavorable one-time purchase accounting adjustments.

Bolzoni Outlook
The majority of Bolzoni's revenues are generated in the EMEA market, primarily Western and Eastern Europe, and, to a lesser degree, in the North America market. As a result of anticipated strong growth in both the EMEA and Americas markets and the continued implementation of sales enhancement programs, Bolzoni expects revenues in the fourth quarter of 2017 to increase compared with the prior year fourth quarter.
In addition to the anticipated increase in revenues and the expected operating leverage resulting from the sales growth, the implementation of several key strategic programs are expected to generate substantial growth in Bolzoni's operating profit and net income in the fourth quarter of 2017 compared with the prior year.
Continued improvements in revenues, operating profit and net income are expected in 2018 compared with 2017.

Nuvera Results
Nuvera reported revenues of $0.3 million, an operating loss of $8.1 million and a net loss of $4.9 million for the third quarter of 2017 compared with revenues of $1.4 million, an operating loss of $12.6 million and a net loss of $7.6 million for the third quarter of 2016.
Nuvera shipped 18 units during the 2017 third quarter compared with 39 units in the prior year quarter. Nuvera's operating loss decreased in the third quarter of 2017 compared with both the prior year third quarter and the 2017 second quarter, primarily as a result of lower product development and production start-up costs.
For the nine months ended September 30, 2017, Nuvera reported a net loss of $16.9 million and revenues of $3.3 million compared with a net loss of $16.2 million and revenues of $1.9 million for the nine months ended September 30, 2016.

Nuvera Outlook
Progress continues to be made on the organizational realignment designed to enhance the overall strategic positioning and operational effectiveness of the fuel cell business, with Nuvera focused on fuel cell stacks, engines and associated components and the Lift Truck business focused on battery box replacements and integrated engine solutions. As mentioned above, the transition of the design, sales, marketing and product support responsibilities for the BBRs from Nuvera to the Lift Truck business has been completed. However, the manufacturing of the current range of BBRs remains at Nuvera's Billerica facility at the present time.
Due to the relatively high cost position and limited product range of currently available BBRs, the Company is taking a measured approach to developing its customer base by building relationships with customers that are willing to pay a premium for the high power density of the Nuvera BBR solution and the product support now offered through the Lift Truck business. During the 2017 third quarter, a number of additional units were built for further testing and development applications by the Lift Truck business, and sales of BBRs are increasing, with production slots filled through the end of the year. Nuvera expects a ramp-up of shipments during the fourth quarter from third quarter levels, with shipments expected to continue to increase in the first quarter of 2018. As the supply chain matures and volumes increase, costs for BBR components are expected to decrease, and as new, cost-reduced BBR models are introduced, including new 14- and 18-inch BBRs, the target customer portfolio is anticipated to expand. By the second half of 2018, production of the new 14- and 18-inch BBRs is expected to begin at the Lift Truck business' manufacturing plant in Greenville, North Carolina, with a steady ramp up in demand anticipated. In addition, BBR manufacturing at Nuvera's Billerica facility is expected to be phased out and transferred to the Lift Truck business by the end of 2018.

With the phase out of battery box replacement production in Billerica, Nuvera will focus on the design, manufacture and sales and marketing of fuel cell stacks and engines. In addition to growing demand for engines for BBRs, Nuvera is seeing significant interest for its stacks and fuel cell engines for applications outside of the BBR market and believes this can be a significant and profitable growth opportunity.
During the third quarter, the Company's fuel cell engines and BBRs reached a sufficient level of maturity that the Company could perform a detailed review of the most likely forward financial projection for the Nuvera business, taking into account the status and timing of engineering projects currently underway to cost reduce current products (stacks, engines and BBRs), the timing of the introduction of new products, the projected trajectory of sales by product type, including development activities and sales of fuel cell stacks and engines for applications outside of the BBR market, and the level of operating expenses required at full commercialization. As a result of this exercise and based on the Company's revised business model, the Company believes it has better visibility of the future costs and actions required to reach profitable commercialization. The Company's current target is to achieve break-even in a late 2019 period, although this target could be achieved earlier or later depending on sales volumes for fuel cell powered lift trucks, as well as sales in other markets. The expected path is for moderating losses over the next two years.

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Conference Call
In conjunction with this news release, the management of Hyster-Yale Materials Handling, Inc. will host a conference call on Friday, November 3, 2017 at 11:00 a.m. eastern time. The call may be accessed by dialing (833) 241-7250 (Toll Free) or (647) 689-4214 (International), Conference ID: 5598339, or over the Internet through Hyster-Yale's website at www.hyster-yale.com. Please allow 15 minutes to register, download and install any necessary audio software required to listen to the broadcast. A replay of the call will be available shortly after the end of the conference call through November 10, 2017. The online archive of the broadcast will be available on the Hyster-Yale website.

Non-GAAP and Other Measures
This release contains non-GAAP financial measures within the meaning of Regulation G promulgated by the Securities and Exchange Commission. Included in this release are reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). EBITDA in this press release is provided solely as a supplemental non-GAAP disclosure of operating results. Management believes that EBITDA assists investors in understanding the results of operations of the Company. In addition, management evaluates results using EBITDA.
For purposes of this news release, discussions about net income (loss) refer to net income (loss) attributable to stockholders.

Forward-looking Statements Disclaimer
The statements contained in this news release that are not historical facts are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are made subject to certain risks and uncertainties, which could cause actual results to differ materially from those presented. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events or circumstances that arise after the date hereof. Among the factors that could cause plans, actions and results to differ materially from current expectations are, without limitation: (1) reduction in demand for lift trucks, attachments and related aftermarket parts and service on a global basis, (2) the ability of dealers, suppliers and end-users to obtain financing at reasonable rates, or at all, as a result of current economic and market conditions, (3) the political and economic uncertainties in the countries where the Company does business, (4) customer acceptance of pricing, (5) delays in delivery or increases in costs, including transportation costs, of raw materials or sourced products and labor or changes in or unavailability of quality suppliers, (6) exchange rate fluctuations and monetary policies and other changes in the regulatory climate in the countries in which the Company operates and/or sells products, (7) delays in manufacturing and delivery schedules, (8) bankruptcy of or loss of major dealers, retail customers or suppliers, (9) customer acceptance of, changes in the costs of, or delays in the development of new products, (10) introduction of new products by, or more favorable product pricing offered by, competitors, (11) product liability or other litigation, warranty claims or returns of products, (12) the effectiveness of the cost reduction programs implemented globally, including the successful implementation of procurement and sourcing initiatives, (13) changes mandated by federal, state and other regulation, including tax, health, safety or environmental legislation, (14) the successful commercialization of Nuvera's technology, and (15) unfavorable effects of geopolitical and legislative developments on global operations, including without limitation, the United Kingdom's exit from the European Union, the entry into new trade agreements and the imposition of tariffs.

About Hyster-Yale Materials Handling, Inc.
Hyster-Yale Materials Handling, Inc., headquartered in Cleveland, Ohio, offers a broad array of solutions to meet the specific materials handling needs of customers’ applications. The Company's wholly owned operating subsidiary, Hyster-Yale Group, Inc., designs, engineers, manufactures, sells and services a comprehensive line of lift trucks and aftermarket parts marketed globally primarily under the Hyster® and Yale® brand names.  Subsidiaries of Hyster-Yale Group include Nuvera Fuel Cells, LLC, an alternative-power technology company focused on fuel cell stacks and engines, on-site hydrogen production and dispensing systems, and Bolzoni S.p.A., a leading worldwide producer of attachments, forks and lift tables marketed under the Bolzoni Auramo® and Meyer® brand names.  For more information about Hyster-Yale Materials Handling, Inc. and its subsidiaries visit the Company's websites at www.hyster-yale.com and www.bolzonigroup.com.

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HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
	(In millions, except per share data)

Revenues	$691.1	$629.3	$2,089.7	$1,879.1
Cost of sales	569.7	524.7	1,720.5	1,562.6
Gross Profit	121.4	104.6	369.2	316.5
Selling, general and administrative expenses	103.5	99.2	309.6	290.0
Operating Profit	17.9	5.4	59.6	26.5
Other (income) expense
Interest expense	6.2	1.9	10.6	5.0
Income from unconsolidated affiliates	(2.0)	(1.8)	(6.0)	(4.8)
Other	(2.2)	(1.6)	(3.5)	(1.3)
Income before Income Taxes	15.9	6.9	58.5	27.6
Income tax provision (benefit)	(0.8)	(5.1)	7.3	(2.6)
Net (income) loss attributable to noncontrolling interest	(0.2)	0.3	(0.2)	0.4
Net Income Attributable to Stockholders	$16.5	$12.3	$51.0	$30.6

Basic earnings per share	$1.00	$0.75	$3.10	$1.87

Diluted earnings per share	$1.00	$0.75	$3.09	$1.86

Basic weighted average shares outstanding	16.457	16.385	16.442	16.371
Diluted weighted average shares outstanding	16.526	16.439	16.502	16.420

EBITDA RECONCILIATION
	Quarter Ended
	12/31/2016	3/31/2017	6/30/2017	9/30/2017	LTM 9/30/2017
	(In millions)
Net Income Attributable to Stockholders	$12.2	$18.1	$16.4	$16.5	$63.2
Noncontrolling interest income (loss)	(0.1)	—	—	0.2	0.1
Income tax provision (benefit)	(1.4)	6.2	1.9	(0.8)	5.9
Interest expense	1.7	1.8	2.6	6.2	12.3
Interest income	(0.4)	(0.3)	(0.5)	(2.0)	(3.2)
Depreciation and amortization expense	10.4	10.5	10.8	10.4	42.1
EBITDA*	$22.4	$36.3	$31.2	$30.5	$120.4

*EBITDA in this press release is provided solely as a supplemental disclosure. EBITDA does not represent net income, as defined by U.S. GAAP, and should not be considered as a substitute for net income or net loss, or as an indicator of operating performance. Hyster-Yale defines EBITDA as income before income taxes and noncontrolling interest income (loss) plus net interest expense and depreciation and amortization expense. EBITDA is not a measurement under U.S. GAAP and is not necessarily comparable with similarly titled measures of other companies.

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2017	2016	2017	2016
	(In millions)
Revenues
Americas	$447.8	$410.7	$1,346.7	$1,241.9
EMEA	165.6	138.0	500.6	441.5
JAPIC	38.9	46.2	124.9	125.0
Lift truck business	$652.3	$594.9	$1,972.2	$1,808.4
Bolzoni	44.3	36.2	127.8	75.1
Nuvera	0.3	1.4	3.3	1.9
Eliminations	(5.8)	(3.2)	(13.6)	(6.3)
Total	$691.1	$629.3	$2,089.7	$1,879.1

Gross profit (loss)
Americas	$83.6	$72.8	$251.2	$217.8
EMEA	20.5	18.7	66.6	65.1
JAPIC	4.4	4.2	14.1	12.9
Lift truck business	$108.5	$95.7	$331.9	$295.8
Bolzoni	13.5	9.2	39.7	22.0
Nuvera	(0.4)	(0.3)	(1.9)	(1.3)
Eliminations	(0.2)	—	(0.5)	—
Total	$121.4	$104.6	$369.2	$316.5

Operating profit (loss)
Americas	$27.8	$23.4	$85.5	$55.1
EMEA	(1.1)	(1.4)	3.3	4.2
JAPIC	(2.6)	(1.5)	(5.5)	(4.0)
Lift truck business	$24.1	$20.5	$83.3	$55.3
Bolzoni	2.1	(2.5)	4.9	(1.8)
Nuvera	(8.1)	(12.6)	(28.1)	(27.0)
Eliminations	(0.2)	—	(0.5)	—
Total	$17.9	$5.4	$59.6	$26.5

Net income (loss) attributable to stockholders
Americas	$22.7	$20.2	$67.0	$43.2
EMEA	(1.7)	1.9	1.6	6.4
JAPIC	(1.3)	(0.2)	(2.8)	(0.9)
Lift truck business	$19.7	$21.9	$65.8	$48.7
Bolzoni	1.9	(2.0)	3.3	(1.9)
Nuvera	(4.9)	(7.6)	(16.9)	(16.2)
Eliminations	(0.2)	—	(1.2)	—
Total	$16.5	$12.3	$51.0	$30.6

HYSTER-YALE MATERIALS HANDLING, INC.
FINANCIAL HIGHLIGHTS

CASH FLOW AND CAPITAL STRUCTURE
	Nine Months Ended
	September 30
	2017	2016
	(In millions)
Net cash provided by operating activities	$157.3	$22.9
Net cash used for investing activities	(30.6)	(126.5)
Cash Flow Before Financing Activities	$126.7	$(103.6)

	September 30, 2017	December 31, 2016
Debt	$294.1	$211.2
Cash	238.2	43.2
Net Debt	$55.9	$168.0